Filed Pursuant to Rule 433
Registration No. 333-222676

Term Sheet
January 6, 2021

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium-Term Notes, Series B
Title:	Floating Rate Medium-Term Notes, Series B due January 11, 2024
Issuer Senior Long-Term Debt Ratings:	Moody’s Investors Service, Inc.: A1 (negative outlook) S&P Global Ratings: A+ (negative outlook) Fitch Ratings: A+ (stable outlook)
CUSIP/ISIN:	89236THV0 / US89236THV08
Pricing Date:	January 6, 2021
Settlement Date:	January 11, 2021 (T+3)
Maturity Date:	January 11, 2024
Principal Amount:	$750,000,000
Price to Public:	100.000%
Underwriting Discount:	0.225%
Net Proceeds to Issuer:	99.775% / $748,312,500
Floating Rate Index:	Compounded SOFR (as defined under “Description of the Notes—Additional Terms of the Floating Rate Notes” in the preliminary pricing supplement dated January 6, 2021 (the “preliminary pricing supplement”))
Floating Rate Spread:	+33 basis points
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on Compounded SOFR determined on April 8, 2021 plus the Floating Rate Spread, accruing from January 11, 2021.
Interest Payment Dates:	Each January 11, April 11, July 11 and October 11, beginning on April 11, 2021 and ending on the Maturity Date
Interest Reset Dates:	Each Interest Payment Date
Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Interest Reset Date.
Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding the two U.S. Government Securities Business Days preceding the first Interest Payment Date.
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and U.S. Government Securities Business Day (as defined under “Description of the Notes—Additional Terms of the Floating Rate Notes” in the preliminary pricing supplement)
Calculation Agent:	Deutsche Bank Trust Company Americas
Governing Law:	New York
Minimum Denominations:	$2,000 and $1,000 increments thereafter

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. ING Financial Markets LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.
Co-Managers:

Banco Bradesco BBI S.A.

Cabrera Capital Markets LLC

Fifth Third Securities, Inc.

Intesa Sanpaolo S.p.A.

Mischler Financial Group, Inc.

Standard Chartered Bank

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

DTC Number:	#274
Concurrent Offering:	Concurrently with this offering of the notes, the Issuer is also offering by means of separate term sheets: (i) $1,000,000,000 aggregate principal amount of 0.450% Medium-Term Notes, Series B due January 11, 2024, (ii) $700,000,000 aggregate principal amount of 0.800% Medium-Term Notes, Series B due January 9, 2026 and (iii) $550,000,000 aggregate principal amount of 1.650% Medium-Term Notes, Series B due January 10, 2031 (collectively, the “Other Notes”). This term sheet does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Other Notes. Any offering of the Other Notes may be made only by means of a prospectus and related prospectus supplement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the preliminary pricing supplement, the related prospectus supplement dated January 25, 2018 and the related prospectus dated January 24, 2018; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the preliminary pricing supplement or the related prospectus supplement and the related prospectus.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, the related prospectus supplement and the related prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, ING Financial Markets LLC toll-free at 1-877-446-4930, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

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